Exhibit 99.2

LIQUIDATION ANALYSIS

PLIANT CORPORATION

Liquidation Analysis

The Debtors believe that the Plan meets the “best interest of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code. There are Impaired Classes with respect to each Debtor, certain of which are contemplated to receive recoveries under the Plan. The Debtors believe that the members of each Impaired Class will receive at least as much as they would if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

Obligations under the Revolving Credit Facility are secured by a first priority security interest in substantially all inventory, receivables, deposits accounts, 100% of capital stock of, or other equity interests in, domestic subsidiaries, and 65% of the capital stock of, or other equity interests in, foreign subsidiaries, investment property and certain other assets with respect to which a lien was granted (the “Second Priority Collateral”), and a second priority security interest in the real property, fixtures, equipment, intellectual property and other assets (the “First Priority Collateral”). Obligations under the First Lien Notes are secured by a first priority security interest in the First Priority Collateral and a second priority security interest in the Second Priority Collateral. The First Lien Notes are guaranteed by certain domestic and foreign subsidiaries. Obligations under the Second Lien Notes are secured by a second priority security interest in the First Priority Collateral and the Second Priority Collateral. The Second Lien Notes are guaranteed by certain domestic and foreign subsidiaries. The Revolving Credit Facility, the First Lien Notes, and the Second Lien Notes are collectively referred to as the “Secured Lenders”.

As the Revolving Credit Facility only has a security interest in 65% of the stock of the non-Debtor Subsidiaries (Pliant Corporation Pty Ltd. (“Pliant Australia”), Pliant Film Products GmbH (“Pliant Germany”) and ASPEN Industrial, S.A. de C.V. and its subsidiaries, Jacinto Mexico, S.A. de C.V. and Pliant de Mexico S.A. de C.V. (collectively “Pliant Mexico”)), only 65% of the net proceeds available to equity holders from the sale of the non-Debtor Subsidiaries may be applied to satisfy secured claims and the remaining 35% of such proceeds are available to satisfy the general unsecured claims of the Debtors.

Additionally, the Revolving Credit Facility, the First Lien Notes and the Second Lien Notes do not have a security interest in the Debtor subsidiary Pliant Corporation of Canada Ltd. (“Pliant Toronto and Pliant Barrie”). As such, the proceeds from the liquidation of Pliant Toronto and Pliant Barrie are available first to satisfy general unsecured claims of Pliant Toronto and Pliant Barrie.

Other than the unencumbered assets described above, the assets of each of the Debtors are required to be applied to the secured claims of the Secured Lenders. Notwithstanding this application, the Secured Lenders would still have a substantial unsecured deficiency claim. Accordingly, the Liquidation Analysis is shown on a consolidated basis except with respect to the Pliant Australia, Pliant Germany, Pliant

Mexico, Pliant Toronto and Pliant Barrie, which are separately described. The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of the Company, and by the Debtors’ professionals, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management, and are also based upon assumptions with respect to certain liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis was prepared by management of the Debtors, with the assistance of both Jefferies and other Debtor professionals. The Liquidation Analysis is based on the Company’s balance sheet as of December 31, 2005, and is predicated on the assumption that the Debtors would commence Chapter 7 liquidation on June 30, 2006. The Liquidation Analysis assumes that the actual December 31, 2005 balance sheet is a proxy for the June 30, 2006 balance sheet.

It is also assumed that the liquidation of the Debtors would commence under the direction of a Court-appointed trustee and would continue for a period of nine months, during which time all of the Debtors’ major assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors. Although the liquidation of some assets might not require nine months, other assets would be more difficult to collect or sell, thus requiring a liquidation period substantially longer than nine months. The liquidation period would allow for the collection of receivables, the orderly sale of inventory and fixed assets, and the orderly wind-down of daily operations. For certain assets, estimates of the liquidation values were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through an orderly disposition.

The Liquidation Analysis assumes the orderly liquidation and wind down of all Debtor assets. Management believes the remaining non-Debtor assets, specifically those located in Mexico, Germany and Australia, have greater value as a going concern than in an orderly wind-down. Thus, the Liquidation Analysis assumes an orderly liquidation on a going concern basis for the non-Debtor assets. There can be no assurances that the actual value realized in a sale of these operations would yield the results as assumed in the Liquidation Analysis.

The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code sections 726 and 1129(b). If a Chapter 7 liquidation were pursued for the Debtors, the amount of liquidation value available to unsecured creditors would be reduced first, by the costs of the liquidation including fees and expenses of the trustee appointed to manage the liquidation, fees and expenses of other professionals retained by the trustee to assist with the liquidation and asset disposition expenses, second, by the DIP Facility Claim and the carve-out for unpaid professional fees and disbursements from the Chapter 11 Cases (the “Carve-Out”), third, by the claims of secured creditors to the extent of the value of their collateral except as described herein, and, fourth, by the priority and administrative costs and expenses of the Chapter 7 estates, including unpaid operating expenses incurred during the Chapter 11 Cases and any accrued and unpaid professional fees in excess of the Carve-Out allowed in the Chapter 7 cases.

The liquidation itself would trigger certain priority payments that otherwise would not be due in the ordinary course of business. These priority payments would be made in full before any distribution of proceeds to pay general unsecured claims or to make distributions in respect of equity interests. The liquidation would likely prompt certain other events to occur including the termination of the Company’s pension and benefit plans, the rejection of remaining executory contracts and unexpired leases, and defaults under agreements with customers to provide products. Such events would likely create a much larger number of unsecured creditors and would subject the Chapter 7 estates to considerable additional claims for damages for breaches of those contracts or for the rejection of those contracts under the Bankruptcy Code. Such claims would also materially increase the amount of General Unsecured Claims against the Debtors and would dilute any potential recoveries to other holders of General Unsecured Claims. No attempt has been made to estimate additional General Unsecured Claims that may result from such events under a Chapter 7 liquidation scenario.

The Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. Estimates for various classes of Claims are based solely upon the Debtors’ continuing review of the Claims filed in these Chapter 11 Cases and the Company’s books and records. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in this Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected amounts of Claims that are consistent with the estimated Claims reflected in the Plan with certain modifications as specifically discussed herein.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances, or other causes of action and does not include the estimated costs of pursuing those actions.

Pliant Corporation (Note A)

Liquidation Analysis – Statement of Assets

($Millions)(Unaudited)

		Book Value as at 12/31/05	Hypothetical Recovery Percentage		Estimated Liquidation Value
	Note	(Note B)	Low	High	Low	High
Debtor Assets:
Cash and Cash Equivalents	C	$6.9	100.0%	100.0%	$6.9	$6.9
Trade and Other Receivables, Net	D	120.0	65.5%	80.0%	78.6	96.0
Inventories, Net	E	100.4	69.4%	79.6%	69.7	79.9
Other Current Assets	F	17.8	10.1%	20.2%	1.8	3.6
Property, Plant and Equipment Net	G	266.3	22.3%	38.5%	59.2	102.5
Intercompany Receivables	H	66.4	12.5%	13.6%	8.3	9.0
Other Non-Current Assets	I	49.4	15.0%	15.0%	7.4	7.4
Goodwill and Other Intangibles	J	197.0	0.0%	0.0%	0.0	0.0
Liquidation of Non-Debtor Subsidiaries	K	40.8	70.6%	79.6%	28.8	32.5
Gross Estimated Liquidation Proceeds Available for Distribution		$864.9			$260.7	$337.7
Cost Associated with Liquidation:	L
Payroll / Overhead Costs					$(25.2)	$(25.2)
Chapter 7 Trustee Fees					(7.8)	(10.1)
Chapter 7 Professional Fees (9 months)					(4.5)	(4.5)
Net Estimated Liquidation Proceeds Available for Distribution					$223.2	$297.9

The accompanying notes are an integral part of the liquidation analysis.

Pliant Corporation

Distribution Analysis Summary

($Millions) (Unaudited)

	Estimated Allowable	Estimated Liquidation Value
	Claims	Low	High	Note
Net Estimated Proceeds Available for Distribution		$223.2	$297.9
Less Superpriority Administrative Claims:
Carve Out for Professional Fees	$5.0			M
Debtor-in-Possession Facility	0.0			M
Total Superpriority Administrative Claims		$5.0	$5.0
Hypothetical Recovery to Superpriority Administrative Claims		100.0%	100.0%
Gross Proceeds Available after Superpriority Administrative Claims		$218.2	$292.9
Distribution of Proceeds from Unencumbered Debtor Subsidiaries		(7.6)	(10.5)	N
Distribution of Proceeds from Unencumbered Non-Debtor Subsidiaries		(10.1)	(11.4)	O
Net Proceeds Available after Superpriority Administrative Claims		$200.5	$271.1
Less Secured Claims:
Prepetition Credit Facilities	$137.6			P
Additional Drawn Letters of Credit	7.4			P
First Lien Notes	292.9			P
Second Lien Notes	273.7			P
		$711.5	$711.5
Hypothetical Recovery to Secured Claims		28.2%	38.1%
Proceeds Available after Secured Claims		$0.0	$0.0
Distribution of Proceeds from Unencumbered Debtor Subsidiaries		$3.7	$6.6	N
Distribution of Proceeds from Unencumbered Non-Debtor Subsidiaries		10.1	11.4	O
Total Proceeds Available after Secured Claims		$10.1	$11.4
Less Administrative and Priority Claims(1):				Q
Administrative and Priority Expense Claims	$16.9			Q
Chapter 11 Post-Petition Accounts Payable and Accrued Liabilities	19.6			Q
Priority Tax Claims	0.3			Q
		$36.9	$36.9
Hypothetical Recovery to Administrative and Priority Claims		27.3%	30.8%
Proceeds Available after Administrative and Priority Claims		$0.0	$0.0
Less Total Unsecured Claims:
Secured Debt - Deficiency Claim		$511.0	$440.4	R
Senior Subordinated Notes		344.8	344.8	R
General Unsecured Claims(2)		22.5	22.5	R
		$878.3	$807.7
Hypothetical Recovery to Unsecured Claims		0.0%	0.0%
Net Estimated Deficiency to Unsecured Claims		($878.3)	($807.7)

(1)Excludes $1.9 million of administrative and priority claims attributable to Pliant Corporation of Canada. See Note N.

(2)Excludes $2.9 million of general unsecured claims attributable to Pliant Corporation of Canada. See Note N.

The accompanying notes are an integral part of the Liquidation Analysis.

Pliant Corporation

Distribution of Proceeds From Unencumbered Debtor Subsidiaries (Note N)

($Millions) (Unaudited)

	Estimated Allowable	Estimated Liquidation Value
	Claims	Low	High	Note
Net Estimated Proceeds Available for Distribution		$7.6	$10.5	N
Less Superpriority Administrative Claims:
Administrative and Priority Expense Claims	$0.9			Q
Chapter 11 Post-Petition Accounts Payable and Accrued Liabilities	1.0			Q
Priority Tax Claims	0.0			Q
		$1.9	$1.9
Hypothetical Recovery to Administrative and Priority Claims		100.0%	100.0%
Proceeds Available after Administrative and Priority Claims		$5.7	$8.6
Less Total Unsecured Claims
General Unsecured Claims		2.0	2.0	R
		$2.0	$2.0
Hypothetical Recovery to Unsecured Claims		100.0%	100.0%
Proceeds Available after Unsecured Claims		$3.7	$6.6

The accompanying notes are an integral part of the Liquidation Analysis.

FOOTNOTES TO LIQUIDATION ANALYSIS

Note A – Organization and Ownership

Pliant is the parent entity for all the Debtors and non-Debtor Subsidiaries and Affiliates. Its primary assets are the direct and indirect ownership interests in its Subsidiaries and Affiliates, intercompany receivables from other Debtor entities, substantially all of the assets of the Company’s domestic operations.

Note B - Book Values at December 31, 2005

Unless stated otherwise, the book values used in this Liquidation Analysis are the un-audited net book values of the Debtors as of December 31, 2005, and are assumed to be a proxy for the assets of these entities as of June 30, 2006. The balances exclude the assets of any non-Debtor Subsidiaries. These assets are valued in Note K – Orderly Liquidation Value of Non-Debtor Entities.

Note C - Cash and Cash Equivalents

The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. It is assumed that cash and cash equivalents of approximately $6.9 million held in the Debtors’ accounts are fully collectible.

Note D - Accounts Receivable

The analysis of accounts receivable assumes that a Chapter 7 trustee would retain certain existing staff of the Debtors to handle an aggressive collection effort for outstanding trade accounts receivable for the Debtors. Collections during a liquidation of the Debtors would likely be significantly compromised as customers may attempt to set off outstanding amounts owed to the Debtors against alleged damage and breach of contract claims. The liquidation value of accounts receivable was estimated by applying a recovery factor consistent with the Debtors’ experience in collecting accounts receivable and the expectation of additional attempts to setoff. Based on this analysis, the Debtors estimate recoveries from the liquidation of its accounts receivable would be between $78.6 million and $96.0 million. The estimate also considers the inevitable difficulty a liquidating company has in collecting its receivables and any concessions that might be required to facilitate the collection of certain accounts. Estimated recoveries are between approximately 65.5% to 80.0% of net accounts receivable.

Note E – Inventories

Inventories consist principally of finished film and packaging product and resin and other raw materials necessary to produce them. In November 2005, the Debtors engaged Hilco Appraisal Services LLP (“Hilco”) to provide an appraisal of the Debtors’ inventory on an orderly liquidation value basis. Our recovery analysis assumes that some of the work-in-progress inventory would be converted into finished goods in order to maximize recoveries. Accordingly, based on the estimates provided by Hilco, the Debtors estimate the projected gross recoveries from the liquidation of inventory, excluding related expenses, would be between $69.7 million and $79.9 million, with the low value of the range representing a 5% discount from the estimates included in the Hilco appraisal.

Note F—Other Current Assets

Other current assets include prepaid payroll, prepaid taxes, prepaid insurance, prepaid rent, income taxes receivable, deferred taxes, and other prepaid expenses and deposits. Other current assets are estimated to have a liquidation value ranging from $1.8 million to $3.6 million, primarily representing offsets to projected operating expenses in the liquidation period. Estimated recoveries are between approximately 10.1% and 20.2% of Other Current Assets.

Note G –Property, Plant & Equipment, Net*

Property, Plant & Equipment includes all land, buildings, machinery and equipment owned by the Debtors.

In November 2005, the Debtors engaged DoveBid Valuation Services, Inc. (“DoveBid”) to provide an appraisal of substantially all of the Debtors’ machinery and equipment. The high range of our recovery rate for machinery and equipment was based on the values prescribed in the DoveBid appraisal. The low range of our recovery rate for machinery and equipment was assumed to be equal to 70% of the appraised value. This recovery rate is consistent with the advance rate afforded to the Debtors under the current DIP borrowing base. Estimated recovery rates have been shown net of sales commissions, estimated to be 5% of proceeds. The Liquidation Analysis does not include any value associated with equipment held under capital leases. Equipment held under such leases is assumed to be returned to the respective lessor in satisfaction of their secured claim.

* The appraisals conducted by DoveBid and Cushman & Wakefield were prepared at the request of General Electric Capital Corporation, as an Agent under the Revolving Credit Facility Agreement.  Each Debtor hereby releases General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc., each lender under the Revolving Credit Facility Agreement, DoveBid, Cushman & Wakefield, and each of their respective officers, directors, and employees, from and against any and all claims, rights, actions, damages and liabilities of any kind, and waives any and all claims and rights to commence any action against such parties inc connection with each appraisal report prepared by DoveBid and/or Cushman & Wakefield and its disclosure.

Certain property and equipment, including amongst other things, computers, office equipment and fixtures located at Pliant’s corporate offices in Schaumburg, Illinois, were not included in the DoveBid appraisal. For the purposes of this analysis, it is assumed that the property and equipment not included in the DoveBid appraisals would have a liquidation value of approximately $1 million.

In November 2005, the Debtors also engaged Cushman & Wakefield of Illinois, Inc. (“Cushman & Wakefield”) to provide appraisals of substantially of all of the Debtor’s real property, consisting of 15 owned locations. The high range of our recovery rate for real property was based on the values prescribed in the Cushman & Wakefield appraisals. The low range of our recovery rate for real property was assumed to be equal to 50% of the appraised value. This recovery rate is consistent with the advance rate afforded to the Debtors under the current DIP borrowing base. Estimated recovery rates have been shown net of sales commissions, estimated to be 5% of proceeds.

Total liquidation value for Property, Plant & Equipment is estimated to be between 22.3% and 38.5% of its net book value.

Note H – Intercompany Receivables

Intercompany receivables consist of three components. The first component is an intercompany note between Pliant Corporation and Pliant Mexico, a non-Debtor Subsidiary. The principal balance of the note and accrued and unpaid interest is approximately $28.9 million. The second component is $37.4 million of intercompany receivables due from non-Debtor subsidiaries, which represents certain costs and overhead charges allocated by Pliant Corporation to Pliant Australia and Pliant Mexico. The liquidation value of the intercompany note and the intercompany receivable between the Debtor and certain non-Debtor subsidiaries is estimated to be between $8.3 million and $9.0 million and is repaid with the proceeds from the going concern sale of those entities as discussed in Note K – Orderly Liquidation of Non-Debtor Entities. The third component of intercompany receivables are amounts due to Pliant Corporation from certain Debtor Subsidiaries, which represent certain costs and overhead charges allocated by Pliant Corporation to certain of its Debtor subsidiaries. The entire balance is estimated to have no value.

Note I – Other Non-Current Assets

Other non-current assets include capitalized financing costs, cash collateralized letters of credit (“LCs”), and deposits with certain capital lease providers. Management believes other non-current assets will have no value in a liquidation, with the exception of $7.4 (including a 5% premium over the face amount of LCs) million of cash collateralized LCs which be used to satisfy the claims on the letters of credit.

Note J – Goodwill and Other Intangibles

As at December 31, 2005, the Debtors’ book value of goodwill and other intangible assets was $197.0 million consisting primarily of goodwill arising in connection with numerous acquisitions, customer lists, and other intangibles.

Management estimates that there would be no value to goodwill and other intangible assets under a Chapter 7 liquidation scenario.

Note K – Orderly Liquidation Value of Non-Debtor Entities

In order to maximize total liquidation value, the Liquidation Analysis assumes the orderly liquidation on a going concern basis of the non-Debtor operations.

The estimated sale price of non-Debtor operations (comprised of Pliant Mexico, Pliant Australia and Pliant Germany) were valued by applying a market multiple to its fiscal 2006 projected EBITDA to arrive at an estimated Enterprise Value. The multiple selected is consistent with the methodology used to determine the Enterprise Value of the Company as discussed in Section VIII – Projected Financial Information and Reorganization Value. A 20% discount was applied to the estimated Enterprise Value to reflect the effect of a Chapter 7 sale process, the likelihood of a “damaged goods” or fire sale perception by bidders, and the loss of value attributable to the Company’s global market presence.

The Liquidation Analysis assumes the purchaser(s) of the non-Debtor Operations will assume all liabilities with the exception of intercompany debt. As such, the liquidation proceeds have been reduced by between $8.3 million to $9.0 million for the repayment of intercompany debt. Additionally, liquidation proceeds have been reduced by approximately $2.2 million to $2.5 million, or 5% of the total enterprise value, for estimated transaction costs. Net proceeds have been further reduced by $2.2 million to satisfy the secured claims relating to a pledge of the Plaint Germany assets to one of Pliant’s trade creditors.

The remaining net proceeds are returned to the Debtors is estimated to be between $28.8 million and $32.5 million collectively. The impact of potential tax liabilities resulting from the sale of the non-Debtor subsidiaries in not included in this analysis and is not determinable. Any additional tax liabilities not included in this analysis would likely result in the potential overstatement of the liquidation proceeds included in this analysis.

Note L – Costs Associated with Liquidation

Corporate payroll and certain operating costs during the liquidation are based upon the assumption that certain plant and corporate functions would be retained to oversee the liquidation process and complete the conversion of work-in-process inventory to finished goods. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including payroll and tax forms and records. Certain minimum staff would be required at the physical locations to complete the closure of the facilities, to disassemble the equipment and to oversee the sale process for equipment and real estate.

Chapter 7 trustee fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of the total liquidation value of the Debtor entities.

Chapter 7 professional fees include legal, appraisal, broker and accounting fees expected to be incurred during the nine-month liquidation period and not already deducted from liquidation values. Monthly professional fees for legal, accounting and other staff to assist the estates and the Chapter 7 trustee with the process are assumed to be $500,000 per month for a period of nine months.

The costs of administering the Chapter 7 liquidation are estimated as follows:

Payroll/overhead costs	$25.2 million
Trustee Fees	$10.1 million
Professional Fees	$4.5 million

Total	$39.8 million

Note M – Superpriority Administrative Claims

The estimated obligation under the DIP Credit Facility is estimated to be $nil million at June 30, 2006. The Carve-Out for accrued and unpaid professional fees at June 30, 2006 is estimated to be $5.0 million. The Carve-Out from the Chapter 11 Estates are assumed to be paid after the liquidation costs of the Chapter 7 estates.

Note N – Distribution of Proceeds from Unencumbered Debtor Subsidiaries

The Revolving Credit Facility, the First Lien Notes and the Second Lien Notes do not have a security interest in the Debtor subsidiary Pliant Corporation of Canada Ltd. (“Pliant Toronto and Pliant Barrie”). Accordingly, the Liquidation Analysis assumes that the proceeds from the liquidation of Pliant Toronto and Pliant Barrie are available to satisfy the unsecured claims of Pliant Toronto and Pliant Barrie.

The orderly liquidation value of Pliant Toronto and Barrie is estimated to be between $7.6 million and $10.5 million. The methodology used to estimate the liquidation value of Pliant Toronto and Plaint Barrie is consistent with the assumptions used to determine the liquidation value of the other Debtor assets.

Liquidation proceeds will be used first to satisfy the $1.9 million of administrative and priority claims and the $2.0 million unsecured claims of Pliant Toronto and Pliant Barrie. After the satisfaction of the Pliant Toronto and Pliant Barrie Claims, the balance of the liquidation proceeds remaining ($3.7 million to $6.6 million) is available to satisfy the administrative and priority claims and General Unsecured Claims of the Debtors.

Note O – Distribution of Proceeds from Unencumbered Non-Debtor Subsidiaries

The Liquidation Analysis assumes that any value from the going concern sale of its non-Debtor Subsidiaries (See Note K – Orderly Liquidation Value of Non-Debtor Entities) remaining after the repayment of the intercompany note and the intercompany receivables is distributed to Pliant Corporation.

Although 65% of the shares of these foreign Subsidiaries is pledged to the Revolving Credit Facility Lenders, the remaining 35% of the shares are unencumbered. Accordingly, the Liquidation Analysis assumes only 65% of the proceeds from the liquidation of the non-Debtor Subsidiaries may be applied to satisfy Secured Claims of the Revolving Credit Facility Lenders, and the remaining 35% of such proceeds are available to satisfy the unsecured claims of the Debtors. Of the estimated liquidation value of $28.8 million to $32.5 million, $10.1 million to $11.4 million, or 35% is estimated to be available to satisfy such claims.

The amounts available to satisfy unsecured claims of the Debtors is assumed to be applied first to the administrative and priority claims and second to satisfy Unsecured Claims on a pro rata basis and subject to the subordination provisions that exist between certain of the classes of Unsecured Claims.

Note P – Secured Claims

For purposes of the Liquidation Analysis, management has assumed that Secured Claims will consist primarily of the estimated Revolving Credit Facility, the First Lien Notes and the Second Lien Notes. Total Secured Creditor Claims are estimated to be $711.5 million, included accrued interest to June 30, 2006. For the purposes of this Liquidation Analysis, it is assumed that Equipment held under such leases is to be returned to the respective lessor in satisfaction of their secured claim.

Note Q – Administrative and Priority Claims

Administrative and priority claims include unpaid postpetition operating expenses of the Chapter 11 Estates as projected at June 30, 2006 assuming the amount trade credit advance by creditors remains comparable to the actual amount of trade credit advanced at January 31, 2006, as well as estimated Chapter 7 Administrative claims, and estimated Priority Claims. The Liquidation Analysis does not include any estimate for unpaid severance obligations owed by the Chapter 11 Estates that may be administrative claims under the Chapter 7 estates. Administrative claims are assumed paid on a pro rata basis from the net proceeds, if any, remaining after the payment of liquidation costs, DIP Facility Claims (including the Carve-Out), and Secured Claims. Other Priority Claims are assumed to be paid on a pro rata basis from the net proceeds available, if any, after the payment of liquidation costs, DIP Facility Claims (including the Carve-Out), Secured Claims and administrative claims. These Claims are assumed to have their priority as set out in the Bankruptcy Code. Total Administrative and Priority claims are estimated to be $38.8 million, of which $1.9 million is attributable to the Unencumbered Debtor Subsidiary, Pliant Corporation of Canada, as discussed in Note N – Distribution of Proceeds from Unencumbered Debtor Subsidiaries.

Note R – Unsecured Claims

For purposes of the Liquidation Analysis, management has assumed that unsecured claims will consist of estimated Senior Subordinated Note Claims, and General Unsecured Claims as defined in the Plan. It should be noted that the Liquidation Analysis does not attempt to estimate potential additional General Unsecured Claims that would likely arise as a result of the termination of the Debtors’ pension and benefit plans, the rejection of remaining executory contracts and leases, and the failure of the Debtors to perform under existing contracts with its customers. Such additional claims would likely result from a cessation of operations as contemplated herein and would likely be substantial in amount. Senior Subordinated Note Claims and General Unsecured Claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other Claims. Total unsecured claims are estimated to be $880.3 million, of which $2.0 million is attributable to the Unencumbered Debtor Subsidiary, Pliant Corporation of Canada, as discussed in Note N – Distribution of Proceeds from Unencumbered Debtor Subsidiaries.